UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/19/2007

America's Car-Mart, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-14939

Texas	63-0851141
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

802 Southeast Plaza Avenue
Suite 200
Bentonville, Arkansas 72712
(Address of principal executive offices, including zip code)

479-464-9944
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 19, 2007, the Board of Directors (the "Board") of America's Car-Mart, Inc. (the "Company") elected Daniel Englander as a new director. Mr. Englander will serve until the 2007 Annual Meeting of the Shareholders, and until such time as his successor is duly elected and qualified, or until his earlier resignation or removal. The Board has determined that Mr. Englander is "independent" as contemplated by Rule 4200 of the NASDAQ Marketplace Rules. Mr. Englander was also named as a member of the Compensation Committee and the Nominating Committee of the Board of Directors. Mr. Englander will receive standard compensation for non-employee directors of the Company, which includes a monthly retainer of $3000 and, on the first business day of July in each year, an option pursuant to the Company's 1997 Stock Option Plan to purchase 3,750 shares of the common stock of the Company, at an exercise price equal to the fair market value of such stock as of the close of business on the date of grant. These options are exercisable for a period of up to ten years from the date of grant or, in the event that a director ceases to be a director of the Company for any reason, 90 days following the date on which such director ceased to be a director, if earlier.

There is no arrangement or understanding between Mr. Englander and any other persons pursuant to which he was elected as a director. There are no relationships between Mr. Englander and the Company or its subsidiaries that would require disclosure pursuant to Item 404 (a) of Regulation S-K.

Item 7.01.    Regulation FD Disclosure

On February 21, 2007, America's Car-Mart, Inc. issued a press release announcing the election of Daniel Englander to the Board of Directors of the Company. A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 9.01.    Financial Statements and Exhibits

99.1        Press Release, dated February 21, 2007, of America's Car-Mart, Inc. announcing the election of Daniel Englander to the Board of Directors

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

America's Car-Mart, Inc.

Date: February 21, 2007	By:	/s/ Jeffrey A. Williams
Jeffrey A. Williams
Chief Financial Officer and Secretary

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release, dated February 21, 2007, of America's Car-Mart, Inc. announcing the election of Daniel Englander to the Board of Directors